Exhibit 99.1

Contact:

Incara: W. Bennett Love

919-558-1907

For Immediate Release:

Incara Announces Fiscal Year 2003 Results

Research Triangle Park, N.C., December 12, 2003 – Incara Pharmaceuticals Corporation (OTC Bulletin Board:INCR, www.incara.com) announced today the financial results for its fiscal year ended September 30, 2003. The Company reported a net loss attributable to common stockholders of $3,925,000, or $.29 per share. For the previous fiscal year ended September 30, 2002, the Company had a net loss attributable to common stockholders of $12,189,000, or $.94 per share. For the quarter ended September 30, 2003, Incara had a net loss attributable to common stockholders of $1,315,000 or $.10 per share. For the quarter ended September 30, 2002, Incara had a net loss attributable to common stockholders of $2,740,000, or $.20 per share. Financial results for fiscal 2002 include expenses for three programs, two of which Incara no longer operates.

Incara Pharmaceuticals Corporation is developing a new class of small molecule catalytic antioxidants that destroy oxygen-derived free radicals, believed to be an important contributor to the pathogenesis of many diseases. During the fiscal year 2002, Incara was also developing liver stem cell therapy for the treatment of liver failure, however this program was sold in October 2002. The results for fiscal 2002 include $3,657,000 of losses from discontinued operations for the liver stem cell therapy program. In addition, in September 2002, Incara ceased development of deligoparin following unsatisfactory results of a Phase 2/3 clinical trial. The results for the fiscal year 2002 include $1,040,000 of charges for “Equity in loss of Incara Development.” Incara Development, Ltd. is the company that was formed by Incara and Elan Corporation, plc to develop deligoparin for treatment of inflammatory bowel disease.

In November 2003, Incara completed a corporate reorganization that consisted of the merger of Incara Pharmaceuticals into one of its wholly owned subsidiaries. The reorganization resulted in the conversion of Incara’s then outstanding Series C preferred stock into common stock of the merged company, conversion of a $3 million bridge loan into common stock of the merged company and conversion of Incara’s Series B preferred stock into nonvoting common stock equivalent shares of the merged company. Incara common stock was converted into common stock of the merged company, and continues to trade as Incara Pharmaceuticals Corporation on the OTC Bulletin Board under the same symbol, INCR. Shares outstanding after the reorganization total 52,376,042 shares of common stock and common stock equivalent shares combined.

Incara Pharmaceuticals Corporation is developing a new class of small molecule catalytic antioxidants that destroy oxygen-derived free radicals, believed to be an important contributor to the pathogenesis of many diseases. Incara’s catalytic antioxidants have been shown to reduce damage to tissue in animal studies of neurological disorders such as amyotrophic lateral sclerosis (Lou Gehrig’s disease, also known as ALS) and stroke, and in other non-neurological indications such as cancer radiation therapy, chronic bronchitis and asthma.

“During the past 18 months Incara completed a needed reorganization, both to simplify our capital structure and to focus our operations,” stated Clayton I. Duncan, Chairman and CEO of Incara. “Our capital structure is much less cumbersome, which, combined with our preclinical data in ALS, should enhance our ability to raise capital in the future. We continue to be encouraged by the preclinical results being generated by our catalytic antioxidant compounds and are pushing hard to get into clinical trials next year.”

Because Incara has suffered recurring losses from operations and has a net capital deficiency, the company’s independent auditors are expected to issue a going concern qualification in their audit opinion for fiscal 2003. The Company currently has sufficient financial resources to fund operations only through the end of December. In September 2003 the Company entered into an agreement with its current majority stockholder for up to an additional $5,000,000 in funding subject to satisfactory completion of certain toxicology studies and additional closing conditions. The Company is currently conducting the toxicology studies necessary to meet the funding conditions. Incara is also seeking to raise additional funds for operations from other investors. Additional funding may also be raised by establishing a collaborative relationship with a corporate partner for the catalytic antioxidant program. The Company is also exploring other strategic and financial alternatives. If the Company is not able to complete a financing transaction soon, it will need to discontinue some or all of its activities.

The statements in this press release that are not purely statements of historical fact are forward-looking statements, and actual results might differ materially from those anticipated. These statements and other statements made elsewhere by Incara or its representatives, which are identified or qualified by words such as “intends,” “likely,” “will,” “suggests,” “expects,” “might,” “may,” “believe,” “could,” “should,” “would,” “anticipates,” “plans,” or the negative of those terms or similar expressions, are based on a number of assumptions that are subject to risks and uncertainties. Important factors that could cause results to differ include risks associated with the immediate need to obtain funds for operations, uncertainties of scientific research, clinical trials and product development activities. These and other important risks are described in Incara’s reports on Form 10-K, Form 10-Q and Form 8-K and its registration statements filed with the Securities and Exchange Commission. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. Incara assumes no obligation to update the information in this release.

Incara Pharmaceuticals Corporation

Consolidated Statements of Operations

(In thousands, except per share data)

	Three Months Ended		Fiscal Year Ended
	September 30,		September 30,
	2003	2002	2003	2002
	(Unaudited)
Costs and expenses:
Research & development	$515	$932	$2,780	$3,927
General & administrative	421	579	2,025	2,778

Total costs and expenses	936	1,511	4,805	6,705

Income (loss) from operations	(936)	(1,511)	(4,805)	(6,705)
Equity in loss of Incara Development	(2)	(175)	(76)	(1,040)
Interest income (expense), net	(136)	(21)	(192)	(50)
Other income	2	—	223	150

Loss from continuing operations	(1,072)	(1,707)	(4,850)	(7,645)
Discontinued operations	—	(806)	(38)	(3,657)
Gain on sale of discontinued operations	—	—	1,912	—

Net income (loss)	(1,072)	(2,513)	(2,976)	(11,302)
Preferred stock dividend and accretion	(243)	(227)	(949)	(887)

Net loss attributable to common stockholders	$(1,315)	$(2,740)	$(3,925)	$(12,189)

Net income (loss) per common share (basic and diluted) :
Loss from continuing operations available to common stockholders	$(.10)	$(.14)	$(.43)	$(.66)

Discontinued operations	$—	$(.06)	$—	$(.28)

Gain on sale of discontinued operations	$—	$—	$.14	$—

Net loss attributable to common stockholders	$(.10)	$(.20)	$(.29)	$(.94)

Weighted average common shares outstanding:	13,723	13,349	13,645	12,962

Selected Balance Sheet Items:

(In thousands)

	September 30,
	2003	2002
Cash and cash equivalents	$586	$209
Total assets	1,080	2,201
Series C preferred stock	14,503	13,554
Total stockholders’ equity (deficit)	(17,079)	(14,480)